Exhibit 10.1

Principal Amount: $110,000.00	Issue Date: August 25, 2009

PROMISSORY NOTE

FOR VALUE RECEIVED, ThermoEnergy Corporation, a Delaware corporation (the “Borrower”), hereby promise to pay to the order of Focus Fund L.P. (the “Holder”), the sum of One Hundred Ten Thousand Dollars ($110,000.00), together with interest on the outstanding principal amount hereof at the rate of  fifteen percent (15%) per annum.  Interest shall be computed on the basis of a 365-day year, using the number of days actually elapsed.  A portion of the principal amount, in the amount of Fifty-Five Thousand Dollars ($55,000.00), together with all interest then accrued and unpaid under this Note, shall be due and payable on September 4, 2009. The entire unpaid principal amount, together with all interest then accrued and unpaid under this Note, shall be due and payable on September 28, 2009 (the “Maturity Date”).

This Note may be prepaid, in whole or in part, without premium or penalty, at the election of the Borrower.  Partial prepayments, if any, shall be applied first to accrued and unpaid interest, and the balance to principal.

The entire unpaid principal amount of this Note, together with interest thereon shall, on written notice from the Holder, forthwith become and be due and payable if any one or more Events of Default shall have occurred (for any reason whatsoever and whether such happening shall be voluntary or involuntary or be affected or come about by operation of law pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body) and be continuing.

The occurrence of any one or more of the following events or conditions shall constitute an “Event of Default” under this Agreement:

(i)           The Borrower’s failure to make any payment of principal or interest or any other sums when due under this Note; or

(ii)           If the Borrower shall (a) apply for or consent to the appointment of a receiver, trustee or liquidator of all or a substantial part of any of its assets; (b) be unable, or admit in writing its inability, to pay its debts as they mature; (c) file or permit the filing of any petition, case arrangement, reorganization, or the like under any insolvency or bankruptcy law, or the adjudication of it as a bankrupt, or the making of an assignment for the benefit of creditors or the consenting to any form or arrangement for the satisfaction, settlement or delay of debt or the appointment of a receiver for all or any part of its properties; or (d) any action shall be taken by the Borrower for the purpose of effecting any of the foregoing; or

(iii)           If an order, judgment or decree shall be entered, or a case shall be commenced, against the Borrower, without its application, approval or consent by any court of competent jurisdiction, approving a petition or permitting the commencement of a case seeking reorganization or liquidation of the Borrower or appointing a receiver, trustee or liquidator of the Borrower, or of all or a substantial part of the assets of the Borrower, and the Borrower, by any act, indicate its approval thereof, consent thereto, or acquiescence therein, or such order, judgment, decree or case shall continue unstayed and in effect for any period of ninety (90) consecutive days or an order for relief in connection therewith shall be entered; or

(iv)           If the Borrower shall dissolve or liquidate, or be dissolved or liquidated, or cease to legally exist, or merge or consolidate, or be merged or consolidated, with or into any other corporation.

As additional consideration for the making of this loan, the Borrower hereby covenants and agrees that, whether or not any portion of this note then remains outstanding, the Borrower will, upon the initial closing of an equity or convertible debt investment (a “Financing”) in the Borrower yielding gross proceeds to the Borrower of not less than Two Million Dollars ($2,000,000.00), the Borrower will issue to the Holder a warrant (the “Warrant”) entitling the Holder to purchase, at any time on or before the fifth anniversary of the date of the initial closing of the Financing, such number of the securities to be issued in the Financing (the “Financing Securities”) as shall be determined by dividing (i) One Hundred Ten Thousand Dollars ($110,000.00) by (ii) the price per share at which such Financing Securities are issued in the Financing (the “Financing Price”).  The price per share at which the Warrant may be exercised shall be equal to the Financing Price.

All payment obligations arising under this Note are subject to the express condition that at no time shall the Borrower be obligated or required to pay interest at a rate which could subject the Holder to either civil or criminal liability as a result of being in excess of the maximum rate which the Borrower is permitted by law to contract or agree to pay.  If by the terms of this Note, the Borrower is at any time required or obligated to pay interest at a rate in excess of such maximum rate, the applicable rate of interest shall be deemed to be immediately reduced to such maximum rate, and interest thus payable shall be computed at such maximum rate, and the portion of all prior interest payments in excess of such maximum rate shall be applied and shall be deemed to have been payments in reduction of principal.

No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.  All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Arkansas, without regard to the principles of conflicts of law thereof. Each party agrees that any action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened. (a “Proceeding”) concerning the interpretation, enforcement and of the transactions contemplated by this Note or the Security Agreement shall be commenced exclusively in the state or federal courts sitting in, or having jurisdiction over, Little Rock, Arkansas (the “Arkansas Courts” ). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the Arkansas Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any Proceeding, any claim that it is not personally subject to the jurisdiction of any such Arkansas Court, or that such Proceeding has been commenced in an improper or inconvenient forum. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such Proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. If either party shall commence a Proceeding to enforce any provisions of this Note or the Security Agreement, then the prevailing party in such Proceeding shall be reimbursed by the other party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such Proceeding.

THE BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE.  THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR THE HOLDER TO ACCEPT THIS NOTE.

All notices, requests or other communications required or permitted to be given under this Agreement to any party shall be in writing and shall be deemed to have been sufficiently given when delivered by personal service or sent by registered mail, by overnight courier services with provided evidence of delivery or attempted delivery, or by facsimile, e-mail or other means of electronic transmission that generates evidence of delivery, to the Borrower at 124 West Capitol Avenue, Suite 880, Little Rock, Arkansas 72201, attention Dennis C. Cossey, Chairman (fax: 501-375-5249; e-mail: dennis.cossey@thermoenergy.com), with a copy to William E. Kelly, Esq., Nixon Peabody LLP, 100 Summer Street, Boston, Massachusetts 02110 (fax: 866-743-4899; e-mail: wkelly@nixonpeabody.com) or to the Holder at P.O. Box 389, Ponte Vedra, Florida 32004, attention J. Winder Hughes III (e-mail: focusfund@clearwire.net).  Either party may, by like notice, change the address or telecopy number or the person to whom notice is to be given.  Notice shall be deemed given when received or when attempted delivery is made (based on evidence of attempted delivery by the United States Postal Service or an overnight courier or a messenger service), provided that notice by facsimile, e-mail or other electronic transmission shall be deemed given when evidence of delivery is received by the sender.

This Note may be amended or supplemented, or any provision hereof waived, only by the written agreement of the Holder and the Borrower.  Neither the amendment of the Security Agreement, the extension of Advances pursuant hereto nor any other transaction entered into in connection herewith shall be deemed to be a waiver of any right or obligation of either party existing prior to the date hereof, all of which are expressly reserved.

This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns.  The Borrower may not assign any of its obligations under this Note without the consent of the Holder.

If default is made in the payment of this Note, the Borrower shall pay the Holder hereof reasonable costs of collection, including reasonable attorneys’ fees, regardless of whether the Holder commenced litigation in order to enforce its rights under this Note.

IN WITNESS WHEREOF, the Borrower has caused this Note to be executed and delivered by its duly authorized Chairman and Chief Executive Officer as of the date and year first above written.

ThermoEnergy Corporation

By:	/s/ Dennis C. Cossey
Dennis C. Cossey
Chief Executive Officer